Exhibit 99
JOINT FILING AGREEMENT

Fischer Investments, L.L.C. and Mark A. Fischer hereby agree that the Schedule 13D to which this agreement is attached is filed on behalf of each of them.

FISCHER INVESTMENTS, L.L.C.

By:	MARK A. FISCHER
Mark A. Fischer, Manager

MARK A. FISCHER
Mark A. Fischer